Exhibit 99.1

Consent to be Named as a Director

In connection with the filing by Inter Platform, Inc. (the “Company”) of the Registration Statement on Form F-4 (the “Registration Statement”) with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: November 2, 2021

/s/ Leonardo Guimarães Corrêa
Leonardo Guimarães Corrêa